EXHIBIT 15

November 13, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

  Re:
  The Hertz Corporation Registration Statements on Form S-3 (Files No. 333-109955 and 333-57138) and on Form S-8 (File Nos. 333-32543, 333-80457 and 333-32868).

Commissioners:

        We are aware that our report dated November 10, 2006, on our review of interim financial information of The Hertz Corporation and its subsidiaries (the "Company") for the three and nine month periods ended September 30, 2006 and September 30, 2005 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2006 is incorporated by reference in the above-referenced Registration Statements.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey